SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities
             Exchange Act of 1934 (Amendment No.  )


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[   ]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S)
240.14a-12


                           MAXXAM INC.
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        (Name of Registrant as Specified in Its Charter)


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          THE COMMITTEE OF CONCERNED MAXXAM SHAREHOLDERS
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Committee of Concerned Maxxam Shareholders
6008 College Avenue, Suite 10
Oakland, CA  94618
510-658-0702 (tel)/510-658-0732 (fax)

May 12, 1999

Dear Fellow Maxxam Shareholder,

By now you should have received a proxy statement, a BLUE proxy card and other materials from The Committee of Concerned Maxxam Shareholders supporting the candidacies of former Senator Howard Metzenbaum and former Congressman and federal Judge Abner Mikva for the two slots of Maxxam's board elected by holders of Maxxam common stock. You may also have received two letters from Maxxam Inc. dated April 30, 1999 and May 10, 1999 regarding your proxy vote at the company's annual meeting to be held on Wednesday, May 19th, 1999.

The company's May 10th letter in particular makes a number of attacks on Committee members and the two nominees. We do not intend to respond to every particular, but we wanted to give you some additional information to help you evaluate these charges when you cast your ballot in this important election.

In its May 10th letter, for example, Maxxam writes: "In recent media interviews in the Wall Street Journal and Chicago Tribune, Messrs. Metzenbaum and Mikva displayed, the Company believes, an alarming lack of knowledge about Maxxam." The company also attacks individual votes Messrs. Metzenbaum and Mikva made during their combined 28 years of public service in Congress.

The Committee believes that the cited Wall Street Journal and Chicago Tribune articles do not support the negative conclusions that Maxxam asks you to draw about the credentials and experience of these two nominees. But you don't have to take our word for it. We have attached the two articles, and we invite you to read them and decide for yourself whether you think the charges are warranted. (Wall Street Journal, March 23, 1999; Chicago Tribune, April 9, 1999 -- consent of authors and publications not sought or obtained)

We also invite you to review the Committee's proxy materials:
They describe Senator Metzenbaum's extensive record of service on corporate boards, including his active involvement as a Dart Group board member in the 1998 merger of Dart Group into Richfood Holdings, which resulted in a 35% premium to Dart shareholders over the highest stock price during the preceding year. They also cite Judge Mikva's record of accomplishment as a Member of Congress, as a judge on the U.S. Court of Appeals for the District of Columbia Circuit, and as White House Counsel.

As for individual votes they may have cast in Congress, we are sure that one can find points of disagreement with any Member of Congress who has cast thousands of votes over the years. On balance, however, we believe that Messrs. Metzenbaum and Mikva have the experience and reputation to offer just the sort of independent voices that we

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believe common shareholders need on the Maxxam board at this time. And we are not alone in that view. Other shareholders -- including the California Public Employees' Retirement System, the New York State Common Retirement Fund and the New York City Employees' Retirement System -- have already announced that they plan to vote for Messrs. Metzenbaum and Mikva.

Maxxam's May 10th letter also singles out several Committee members for attack, including the United Steelworkers of America and the Rose Foundation for Communities and the Environment. In our view, this is a case of attacking the messenger, not the message. For example, our proxy materials point out how Kaiser Aluminum and Chemical Corporation, the operating unit of Kaiser Aluminum Corporation (where Maxxam controls 63% of the common stock) locked out 2900 workers represented by the United Steelworkers of America after the union made an unconditional return-to-work offer four months ago. We regard this decision as indicative of the company's tendency to become needlessly embroiled in controversies, as we describe in more detail in our proxy materials.

Our proxy materials also explain why the Committee believes that Maxxam is a company in trouble, and why it believes that Messrs. Metzenbaum and Mikva should be elected to the company's board to represent the interests of Maxxam common shareholders. That is why we urge you to protect your investment by voting for reform and board independence. If you already mailed in the company's white proxy card you can change your vote by using the BLUE proxy card. Sign, date and return the BLUE proxy card today in the enclosed envelope.

If your shares are held in your own name, you can put the BLUE proxy card in the envelope. If you lost your BLUE card, you may call Georgeson & Co. at 1-800-223-2064 and ask to have a new BLUE card mailed or faxed to you. You can vote by fax by signing and dating the card and faxing it to Georgeson at 212-440-9009 by May 18th.

If your shares are held in the "street name" of your broker, bank or other institution, you can vote by returning the BLUE proxy card you received in the postage-paid envelope. If you lost your proxy card, if you want to change your vote, or if you need to get your vote in before the meeting, call your broker today, and instruct them to vote the BLUE card.

Sincerely,

Jill Ratner   Thomas Little         David Foster, Director
President     Executive Director    District 11, United
                                    Steelworkers of America

               ____________________

The following may be deemed to be "participants" in this solicitation: The Rose Foundation for Communities and the Environment, which owns 50 shares of Maxxam common stock; Jill Ratner and Thomas W. Little, the Rose Foundation's president and executive director, who own 90 shares of Maxxam common stock as tenants in common; the United Steelworkers of America, which owns 1002 shares of Maxxam common stock; As You Sow Foundation, which owns 100 shares of Maxxam common stock; Howard M. Metzenbaum, who does not own any Maxxam common stock; and Abner J. Mikva, who owns 50 shares of Maxxam common stock. These participants (excluding As You Sow Foundation) constitute the members of The Committee of Concerned Maxxam Shareholders and the two nominees for director.

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THE WALL STREET JOURNAL / CALIFORNIA  (March 23, 1999)
  (Consent of author and publication not sought or obtained)

  Calpers Seeks New Voices For Maxxam

  By Mitchel Benson
  Staff Reporter of The Wall Street Journal

The Wall Street Journal via Dow Jones

  SACRAMENTO -- California's influential public-employees' pension fund is throwing its considerable weight behind an effort to elect two independent directors to the board of Maxxam Inc.

  The California Public Employees Retirement System has agreed to endorse two men, both prominent, veteran Democratic politicians, running as so-called dissident directors at the Houstonbased company's annual meeting on May 19.

  Calpers is backing: former Sen. Howard Metzenbaum of Ohio, 81;
and Abner Mikva, a 73-year-old former Illinois congressman who was once a federal appellate judge and former counsel to President Clinton.

  "We're throwing our support behind those two candidates," says
Calpers spokeswoman Pat Macht, "with the intent of adding strong independence to (Maxxam's) board."

  When asked to respond, Maxxam spokesman Bob Irelan said, "We have no comment. That is our position at this time -- no comment."

  Both Messrs. Metzenbaum and Mikva were recruited by a coalition that since December has been working to find, nominate and elect what coalition leaders say would be independent voices for the five-member Maxxam board. The coalition sought people strong enough to stand up to Maxxam Chairman and Chief Executive
Charles Hurwitz, while being sympathetic to the concerns of environmentalists, labor and shareholders.

  The leaders of the effort are: Jill Ratner, president of the Oakland-based Rose Foundation for Communities and the
Environment; Carla Din, a program associate at the Rose
Foundation; and David Foster, a Minnesota-based district director for the United Steelworkers.

  The Rose Foundation is focused on the operations of Maxxam's subsidiary, Scotia-based Pacific Lumber Co., particularly following Pacific Lumber's $480 million sale earlier this month of the 7,500-acre Headwaters Forest in Humboldt County to the state and federal governments. The sale includes the world's largest remaining stand of old-growth redwoods.

  With that tremendous infusion of cash into Pacific Lumber, says Ms. Ratner, "it's even more important now ... to have independent oversight on the board." It's critical, she says, "that someone is minding the store on behalf of the common shareholders and making sure that cash is being used to the maximum benefit of
(all) shareholders."

  Again, Maxxam's Mr. Irelan had no comment.

  Mr. Foster's concern is another unit, Houstonbased Kaiser Aluminum Corp., which has been ensnared in a labor dispute with the Steelworkers since September. At the time, 3,000 workers went on strike at five Kaiser plants, including 2,500 workers at three plants in Washington state. In mid-January, after negotiations broke down, Kaiser imposed a lock-out on all the workers.

  Kaiser Aluminum took a $50 million charge for the fourth quarter as a result of the strike. What's more, the union has filed an unfair-labor-practice complaint with the National Labor Relations Board, which if successful, could cost Kaiser an estimated $155 million in back wages and benefits. Mr. Foster contends worker turnover and injury rates have ballooned at the five plants affected by the strike and lockout. "The course that Kaiser and Maxxam management has taken is ruinous to the company," says Mr. Foster.

  Kaiser spokesman Scott Lamb acknowledges that turnover and "safety-incidence rates" both increased in the early days of the strike. But since then, turnover has "come down dramatically, to an acceptable level," and the safety-incidence rates have "come down steadily," he says. As for the NLRB complaint, Mr. Lamb says "it has absolutely no merit at all."

  Calpers's support is key to the effort. It is not only the biggest and arguably most influential pension fund on issues of corporate governance, Calpers also happens to be the third-largest outside holder of Maxxam common stock, with 229,800 shares -- roughly 3% of the total -- valued at $11.7 million.

  "We have long felt that Maxxam's governance structure is not always aligned with protecting long-term shareowner interests,"
Calpers Chief Executive James Burton wrote in a Feb. 24 letter to
Mr. Metzenbaum, urging him to run.

  But in an effort to broaden their base even further -- and appeal to a greater number of shareholder/voters -- the Rose Foundation (which holds 140 shares of Maxxam stock) and the Steelworkers (1,000 shares) have garnered the support of the New York State Common Retirement Fund (45,700 shares) in Albany, N.Y.; the New York City Employees' Retirement System (20,300 shares); and a private New York-based value-investment manager named Alan Kahn.

  Mr. Kahn declines to disclose specifically how much Maxxam stock he or his clients own. He describes himself as a "long-term" investor in the company whose clients "own a substantial investment in Maxxam."

  The New York state fund and Mr. Kahn have nominated both
Messrs. Metzenbaum and Mikva; the New York City fund has endorsed
Mr. Metzenbaum.

  New York state Comptroller H. Carl McCall, sole trustee of New York state's retirement fund, says Maxxam's board "needs to be more active in countering the ongoing environmental and labor concerns that the board has faced ... which could threaten the company's economic stability."

  For their part, Messrs. Metzenbaum and Mikva each say they would bring that sorely needed independent voice to the board that could speak for all shareholders.

  "The creativity that should be used (by Maxxam) to maximize profits," says Mr. Mikva, "is instead being used to push around unions, push around the U.S. government and push around the environmental groups. That undertaking costs a lot of money and is not a very successful enterprise."

  All involved acknowledge it will be a daunting challenge to elect the two directors without Mr. Hurwitz's personal blessing. Through his personal and family trust holdings, Mr. Hurwitz controls 38% of the company's seven million shares of common stock.

  Even Mr. Metzenbaum, who knows a thing or two about politics and campaigning, says it's "an extreme long shot" that he'll win election. "But I've been in other situations before where I just thought, `You ought to make a statement.'"

  In fact, he and others say that even if the coalition is not successful at the polls, simply running the campaign could spur change in Maxxam's management and operations.

  "Regardless of how difficult this is going to be (to win)," says Mr. Foster of the Steelworkers, "it's still something worth involving ourselves in."

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THE CHICAGO TRIBUNE
April 9, 1999 Friday, CHICAGOLAND FINAL EDITION
SECTION:  BUSINESS; Pg. 1; ZONE: N
(Consent of author and publication not sought or obtained)

HEADLINE:  AFTER STEPPING DOWN, MIKVA STEPS UP TO PLATE

BYLINE:  David Greising.


It's tough for politicians to retire gracefully.

Bob Dole could have been president but is now doing Viagra commercials instead. Ronald Reagan famously went on a lucrative speaking tour of Japan.

After Bill Clinton retires, we can only hope his urge for redemption prompts a Jimmy Carter-esque push to win the title of best ex-president.

Our local officials often end up as lawyer-lobbyists, like former
Sen. Alan J. Dixon, who counts the Peotone Airport push among his gun-for-hire causes. Or they fade away, as former Sen. Paul Simon has done by taking up a teaching career.

They could all learn a thing or two from Abner Mikva.

Mikva's a former congressman and a former chief of the federal appeals court in Washington. He also served 11 months as Clinton's White House counsel--back before Zippergate threw things out of proportion and Travelgate still ranked as a major
Clinton scandal.

When Mikva quit the White House in late 1995, he said he was worn out. "This is my last job," he vowed.

Now Mikva, at age 73, is seeking election again. He's running, in opposition to management, for the board of Maxxam Inc., a Houston-based conglomerate with a troubled labor and environmental record.

He doesn't have much of a resume to run a company like Maxxam. Controlled by the mercurial Houston businessman Charles Hurwitz, Maxxam has a complex financial structure, controls strike-ravaged Kaiser Aluminum and just struck a controversial deal to sell some of the oldest redwood forests for $480 million to California and the federal government.

It's a rough-and-tumble company controlled by a rough-'em-up chief executive. It's got the steelworkers on its case, and environmental groups protesting its every move. It's at odds with some of its largest stockholders, such as the California Public Employees Retirement System and the New York City Employees' Retirement System.
And Mikva thought Congress was a tough place to do business.

Mikva is stepping into this mess when he could be enjoying a quiet retirement teaching law and mediating legal disputes. He's doing it partly as a favor to a longtime friend, former Ohio Democratic Sen. Howard Metzenbaum, who is on the slate with him.

And he's doing it against outrageously long odds. Hurwitz controls 38 percent of the vote, so Mikva and Metzenbaum would need nearly 90 percent of the non-Hurwitz shares to get elected.
A Chicago Bulls four-peat is more likely.

Mikva is not a natural corporate cutthroat. And he's hamstrung by an obvious unfamiliarity with the details of Maxxam's business. "I do not like Mr. Hurwitz's method of governing, and I am not alone," he says, sounding like he's reading from a script. If it were an audition, he wouldn't get the part.

But the people who have pushed Mikva into this aren't looking for a longtime businessman. They're not looking for a shareholder activist. They're not looking for someone who can grab headlines with outrageous, antagonistic criticism of Hurwitz.

What they're looking for is a fight, and a fighter they can be proud of.

"There is always an element of kabuki theatre," says shareholder activist Nell Minow, who owns around 500 Maxxam shares. But it's worth it because "in every proxy contest, management has to make concessions."

It's a strange crusade for an old pol to take up: a losing battle over unfamiliar issues.

But it's better than lobbying, or yapping for pay on the rubber chicken circuit. And it sure beats cashing in, as Dole has done, by talking about inadequacies in the bedroom.

As losing battles go, this one's a winner. There are plenty of fights like this out there. Too bad there aren't many warhorses willing to take them on.

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